November 28, 2000

Ms. Lawrence L. Grypp, President
Columbus Life Insurance Company
400 East Fourth Street
Cincinnati, OH  45202

Dear Mr. Grypp:

     The following constitutes a letter of understanding (the "Agreement") whereby OppenheimerFunds, Inc. ("OFI") intends to compensate Columbus Life Insurance Company, ("the Company") for providing administrative support services to contract owners of any variable annuity and variable life insurance products identified below ("the Products") with contract values allocated to investment options investing in Service shares of Oppenheimer Variable Account Funds ("OVAF") and Panorama Series Fund ("Panorama"), both of which are series investment companies dedicated to insurance company separate accounts for which OFI acts as investment manager. Such services are described in Schedule A hereto, and such Products and their respective separate Accounts are listed in Schedule B hereto, each of which is made a part of the Agreement. This Agreement may be cancelled by any party upon ten days written notice: (1) if either the participation agreement for the Products between OFI, the Company and OVAF or the participation agreement for the Products between OFI, the Company and Panorama (collectively "Participation Agreements") is terminated; (2) if either party is subject to a change of control; or (3) if it is not permissible to continue this Agreement under laws, rules or regulations applicable to OVAF, Panorama, OFI or the Company. Either party may also cancel this Agreement upon ninety days' written notice if neither the Company nor any underwriter under its control actively promotes the Products with Service shares of OVAF and Panorama as underlying options to customers. Either party may also cancel this Agreement upon six months' written notice.

     This Agreement will be effective as of January 1, 2001. Payment will be made to the Company quarterly during the term this Agreement is in effect, no later than thirty days following the end of the quarter starting with the quarter ending March 31, 2001. Payments shall be computed as set forth in Schedule C hereto.

     Other terms and conditions:

     A. Except to the extent that counsel for the Company, OFI, OVAF or Panorama may deem it necessary or advisable to disclose in their respective prospectuses or elsewhere, the terms of this Agreement will be held confidential by each party. The party making such disclosure shall provide advance written notification, including particulars, to the other party that it is making such disclosure.

     B. This Agreement does not modify or replace any other agreement pertaining to any other Oppenheimer fund.

     C. OFI will be responsible for calculating the fee payable hereunder.

     D. Each party shall provide each other party or its designated agent reasonable access to its records to permit it to audit or review the accuracy of the charges submitted for payment under this Agreement.

     E. Should any term of this Agreement conflict with the terms of the Participation Agreements, then the Participation Agreements shall control. Except as stated in the Participation Agreements, no other fees, sales meeting costs or other expenses will be required of OFI (or any subsidiary or division), OVAF or Panorama in connection with the Products.

     F. OFI may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (OFI's parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without the consent of the Company.

     We look forward to a long and prosperous relationship. If this Agreement meets with your approval, please have the enclosed duplicate copy of this letter signed on behalf of the Company, and return it to my attention.

                                               Sincerely,


                                               Michael F.X. Keogh
                                               Title: Vice President,
                                               OppenheimerFunds, Inc.


Agreed to and accepted on behalf of
COLUMBUS LIFE INSURANCE COMPANY


By: ___________________________
    Title:  President


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